As filed with the Securities and Exchange Commission on June 25, 2021

Registration No. 333-256228

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

FORM F-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RENEW ENERGY GLOBAL PLC

(Exact Name of Registrant as Specified in Its Charter)

United Kingdom	4911	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

C/O Skadden, Arps, Slate, Meagher & Flom (UK) LLP

40 Bank Street

London E14 5DS

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street,

18th floor

New York, New York 10168

(800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Sharon Lau Rajiv Gupta Latham & Watkins LLP 9 Raffles Place #42-02 Republic Plaza Singapore 048619 +65 6536-1161	Ryan J. Maierson Latham & Watkins LLP 811 Main Street, Suite 3700 Houston, Texas 77002 (713) 546-5400	Scott V. Simpson Lorenzo Corte Skadden, Arps, Slate, Meagher & Flom (UK) LLP 40 Bank Street London E14 5DS +44 20 7519 7040

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration for the share offering.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per unit(3)	Proposed maximum aggregate offering price	Amount of registration fee(4)
ReNew Global Class A Shares(5)	34,500,000	$9.88	$340,860,000	$37,187.83
RMG II Adjusted Warrants to purchase ReNew Global Class A Shares(6)	11,500,000
ReNew Global Class A shares issuable on exercise of RMG II Adjusted Warrants(7)	12,555,227	$11.87	$149,074,000.49	$16,263.97
ReNew Global Class A Shares issuable under the 2021 Incentive Award Plan(8)
—Series 1	796,197	$1.33	$1,058,942.01	$115.53
—Series 2	653,844	$1.75	$1,144,227.00	$124.84
—Series 3	823,463	$2.73	$2,248,053.99	$245.26
—Series 4	7,715,402	$4.53	$34,950,771.06	$3,813.13
—Series 5	1,160,460	$5.33	$6,185,251.80	$674.81
—Series 6	248,670	$5.33	$1,325,411.10	$144.60
—Series 7	506,210	$5.53	$2,799,341.30	$305.41
—Series 8	91,179	$5.56	$506,955.24	$55.31
—Series 9	29,012	$10.00	$290,120.00	$31.65
—Series 10	53,007,223	$10.00	$530,072,230.00	$57,830.88
Total	123,586,887		$1,070,515,303.99	$116,793.22(9)

(1)

The number of Class A ordinary shares, nominal value of $0.0001, or “ReNew Global Class A Shares,” of ReNew Energy Global plc, or “ReNew Global” and warrants, or “RMG II Adjusted Warrants,” to purchase ReNew Global Class A Shares being registered is based upon an estimate of the maximum number of Class A ordinary shares, par value $0.0001, or “RMG II Class A Shares,” of RMG Acquisition Corporation II, or “RMG II,” that will be outstanding immediately prior to the Business Combination (as defined herein) and exchanged for one ReNew Global Class A Share.

(2)

Pursuant to Rule 416(a), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)

In accordance with Rule 457(f)(1) and Rule 457(c), as applicable, based on (i) in respect of ReNew Global Class A Shares issued to RMG II security holders, the average of the high ($9.91) and low ($9.85) prices of the shares of ReNew Global Class A Shares on the Nasdaq Capital Market, or “Nasdaq,” on May 12, 2021, and (ii) in respect of RMG II Adjusted Warrants, the sum of (a) the average of the high ($1.39) and low ($1.29) prices for the warrants of RMG II, or the “RMG II Warrants,” on Nasdaq on May 12, 2021 and (b) $11.50, the exercise price of the RMG II Warrants, divided by 1.0917589, the number of ReNew Global Class A Shares to be issued in exchange for the exercise of an RMG II Adjusted Warrant, resulting in a combined maximum offering price per warrant of $11.90. The maximum number of RMG II Adjusted Warrants and ReNew Global Class A Shares issuable upon exercise of the RMG II Adjusted Warrants are being simultaneously registered hereunder. Consistent with the response to Question 240.06 of the Securities Act Rules Compliance and Disclosure Interpretations, the registration fee with respect to the RMG II Adjusted Warrants has been allocated to the underlying ReNew Global Class A Shares and those ReNew Global Class A Shares are included in the registration fee.

(4)	Calculated pursuant to Rule 457 of the Securities Act of 1933, as amended, or the “Securities Act” by calculating the product of (i) the proposed maximum aggregate offering price and (ii) 0.0001091.
(5)

Consists of ReNew Global Class A Shares issuable in exchange for outstanding RMG II Class A Shares, including RMG II Class A Ordinary Shares included in the outstanding units of RMG II, or “RMG II Units,” each RMG II Unit consisting of one RMG II Class A Share and one-third of one warrant of RMG II, each whole warrant to purchase one RMG II Class A Share at an exercise price of $11.50 per share, or “RMG II Warrants.”

(6)	Consists of RMG II Adjusted Warrants held by those entities other than RMG Sponsor II, LLC, or “RMG Sponsor II.”
(7)

Consists of the ReNew Global Class A Shares issuable upon exercise of the RMG II Adjusted Warrants held by those entities other than RMG Sponsor II. Each such RMG II Adjusted Warrant will entitle the warrant holder to purchase 1.0917589 ReNew Global Class A Shares at a price of $11.50 per 1.0917589 shares (subject to adjustment).

(8)

Consists of ReNew Global Class A Shares issuable under the 2021 Incentive Award Plan. For more details on the plan see “Management of ReNew Global Following the Business Combination—2021 Incentive Award Plan.”

(9)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

ReNew Energy Global plc is filing this Amendment No. 2 to its registration statement on Form F-4 (File No. 333-256228) (the ‘‘Registration Statement”) as an exhibits-only filing. Accordingly, this amendment consists only of the facing page, this explanatory note, Item 21 of Part II of the Registration Statement, the signature page to the Registration Statement and the filed exhibits. The remainder of the Registration Statement is unchanged and has therefore been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 21. Exhibits and Financial Statement Schedules

Exhibit Number	Description

2.1#	Business Combination Agreement (included as Annex A to the proxy statement/prospectus)

2.2#	Amendment No. 1 to the Business Combination Agreement

3.1#	Form of the Amended and Restated Memorandum and Articles of Association of RMG II (included as Annex D to the proxy statement/prospectus)

3.2#	Form of the Amended and Restated Articles of Association of ReNew Global (included as Annex E to the proxy statement/prospectus)

4.1#	Specimen ReNew Global Share Certificate

4.2	Specimen RMG II Adjusted Warrant Certificate (included in Exhibit 4.4.2)

4.3#	Warrant Agreement, dated December 9, 2021, by and between Continental Stock Transfer & Trust Company and RMG II

4.4.1	Form of Warrant Assignment and Assumption Agreement among RMG, ReNew Global and Continental Stock Transfer & Trust Company

4.4.2	Form of Amended and Restated Warrant Agreement between ReNew Global and Computershare Trust Company N.A.

4.5#	Form of ReNew Global’s Shareholders Agreement

5.1#	Opinion of Latham & Watkins (UK) LLP as to the validity of the Class A ordinary shares of ReNew Energy Global plc

5.2	Opinion of Skadden, Arps, Slate, Meagher & Flom (UK) LLP as to the validity of the warrants of ReNew Energy Global plc

8.1#	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain U.S. federal income tax matters

10.1#	Form of Registration Rights, Coordination and Put Option Agreement

10.2	Form of Employment Agreement between ReNew Global and Sumant Sinha

10.3#	Form of Indemnification Agreement between ReNew Global and each director and executive officer of ReNew Global

10.4#	Investment Management Trust Agreement, dated December 9, 2021, by and between RMG II and Continental Stock Transfer & Trust Company

Exhibit Number	Description

10.5#	Form of the Subscription Agreement by and among ReNew Global, RMG II and certain subscribers (included as Annex C to the proxy statement/prospectus)

10.6#	2022 Masala Bonds: Indentures of ReNew Solar Energy (Karnataka) Private Limited dated February 17, 2017 for the Rs. 2,680,000,000 10.629% Senior Secured Bonds due 2022

10.7#	2022 Masala Bonds: Indenture of ReNew Solar Energy (Karnataka) Private Limited dated February 17, 2017 for the Rs. 1,450,000,000 10.629% Senior Secured Bonds due 2022

10.8#	2022 Masala Bonds: Indenture of ReNew Solar Energy (Karnataka) Private Limited dated February 17, 2017 for the Rs. 3,400,000,000 10.629% Senior Secured Bonds due 2022

10.9#	2022 Masala Bonds: Indenture of ReNew Solar Energy (Karnataka) Private Limited dated February 17, 2017 for the Rs. 1,670,000,000 10.629% Senior Secured Bonds due 2022

10.10#	2022 Masala Bonds: Indenture of ReNew Wind Energy (MP Two) Private Limited dated February 17, 2017 for the Rs. 3,690,000,000 10.629% Senior Secured Bonds due 2022

10.11#	2022 Masala Bonds: Indenture of ReNew Wind Energy (Rajkot) Private Limited dated February 17, 2017 for the Rs. 6,510,000,000 10.629% Senior Secured Bonds due 2022

10.12#	2022 Masala Bonds: Indenture of ReNew Wind Energy (Shivpur) Private Limited dated February 17, 2017 for the Rs. 10,910,000,000 10.629% Senior Secured Bonds due 2022

10.13#	2022 Masala Bonds: Indenture of ReNew Wind Energy (Welturi) Private Limited dated February 17, 2017 for the Rs. 1,490,000,000 10.629% Senior Secured Bonds due 2022

10.14#	2024 Notes: Indentures of Kanak Renewables Limited, Rajat Renewables Limited, ReNew Clean Energy Private Limited, ReNew Saur Urja Private Limited, ReNew Solar Energy (Telangana) Private Limited, ReNew Wind Energy (Budh 3) Private Limited, ReNew Wind Energy (Devgarh) Private Limited and ReNew Wind Energy (Rajasthan 3) Private Limited dated March 12, 2019, March 26, 2019 and October 3, 2019 for the $900,000,000 aggregate principal amount of 6.67% Senior Secured Notes due March 12, 2024

10.15#	2022 Notes: Indenture of ReNew India dated September 12, 2019 for the $300,000,000 6.45% Senior Secured Notes due September 27, 2022

10.16#	2027 Notes: Indenture of ReNew India dated January 29, 2020 for the $450,000,000 5.875% Senior Secured Notes due March 5, 2027.

10.17#	2027 NCDs: Debenture trust deeds of Bhumi Prakash Private Limited, Bidwal Renewable Private Limited, Pugalur Renewable Private Limited, ReNew Wind Energy (AP) Private Limited, ReNew Wind Energy (AP 3) Private Limited, ReNew Wind Energy (Maharashtra) Private Limited, ReNew Wind Energy (MP Three) Private Limited, ReNew Wind Energy (Rajasthan Four) Private Limited, Shruti Power Projects Private Limited, Tarun Kiran Bhoomi Private Limited and Zemira Renewable Energy Limited dated October 29, 2020 for the Rs.23,910,550,000 aggregate principal amount of 8.458% Senior Secured Non-Convertible Debentures due October 29, 2027.

10.18#	2030 Notes: Debenture trust deeds of ReNew Solar Energy (Karnataka) Private Limited, ReNew Solar Energy (TN) Private Limited, ReNew Wind Energy (Karnataka) Private Limited, ReNew Wind Energy (MP Two) Private Limited, ReNew Wind Energy (Rajkot) Private Limited, ReNew Wind Energy (Shivpur) Private Limited and ReNew Wind Energy (Welturi) Private Limited dated March 25, 2021 for the Rs.33,700,500,000 aggregate principal amount of 6.028% Senior Secured Non-Convertible Debentures due March 26, 2030.

Exhibit Number	Description

10.19#	2028 Notes: Indenture and supplemental indenture of ReNew Wind Energy (AP 2) Private Limited, Ostro Jaisalmer Private Limited, Ostro Urja Wind Private Limited, Ostro Madhya Wind Private Limited, Badoni Power Private Limited, AVP Powerinfra Private Limited, Prathamesh Solarfarms Limited, Ostro Anantapur Private Limited, Ostro Mahawind Power Private Limited and ReNew Wind Energy Delhi Private Limited dated April 14, 2021 and May 7, 2021 for the $585,000,000 4.50% Senior Secured Notes due July 14, 2028.

10.20#	Form of employment agreement with executive officers other than Sumant Sinha.

10.21	Form of the Non-Employee Director 2021 Incentive Award Plan

10.22	Form of the 2021 Incentive Award Plan

10.23	Form of the grant letters under the 2021 Incentive Award Plan and Non-Employee 2021 Incentive Award Plan

21.1#	List of subsidiaries of ReNew Global

23.1#	Consent of S.R. Batliboi & Co. LLP

23.2#	Consent of Marcum LLP

23.3#	Consent of IHS Markit

23.4#	Consent of Latham & Watkins (UK) LLP (included in Exhibit 5.1)

23.5	Consent of Skadden, Arps, Slate, Meagher & Flom (UK) LLP (included in Exhibit 5.2)

24.1	Powers of Attorney (included in signature pages of the registration statement)

99.1*	Form of Proxy Card

99.2#	Consent of director nominee — Sumantra Chakrabarti

99.3#	Consent of director nominee — Michael Bruun

99.4#	Consent of director nominee — Robert S. Mancini

99.5#	Consent of director nominee — Ram Charan

99.6#	Consent of director nominee — Vanitha Narayanan

99.7#	Consent of director nominee — Sumant Sinha

99.8#	Consent of director nominee — Anuj Girotra

99.9#	Consent of director nominee — Manoj Singh

99.10#	Consent of director nominee — Michelle Robyn Grew

99.11#	Consent of director nominee — Projesh Banerjea

*	To be filed by amendment
#	Previously filed

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the state of New Delhi, India on the twenty fifth day of June 2021.

RENEW ENERGY GLOBAL PLC

By:	/s/ Sumant Sinha

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned constitutes and appoints each of Sumant Sinha, D. Muthukumaran, Samir Rambihari Rai and Sanjeev Bedi, each acting alone, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement on Form F-4, or other appropriate form, and all amendments thereto, including post-effective amendments, of ReNew Energy Global plc, and to file the same, with all exhibits thereto, and other document in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Sumant Sinha	Director and Chief Executive Officer	June 25, 2021

/s/ Samir Rambihari Rai	Director	June 25, 2021

/s/ Sanjeev Bedi	Director	June 25, 2021

/s/ D.Muthukumaran	Chief Financial Officer	June 25, 2021

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of ReNew Energy Global plc, has signed this registration statement in the City of New York, State of New York, on June 25, 2021.

By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries
Title: Senior Vice-President on behalf of Cogency Global Inc.